Exhibit 99.1
PRESS RELEASE

Contact:	Investors/Media:
U-Store-It Trust	The Ruth Group
Steven G. Osgood	Stephanie Carrington/Jason Rando
President & Chief Financial Officer	(646) 536-7017 / 7025
(440) 234-0700	scarrington@theruthgroup.com
jrando@theruthgroup.com
U-Store-It Trust Announces Third Quarter 2005 Financial Results
Third Quarter 2005 Highlights:
•	Total revenues increased 85.4% to $41.3 million over the third quarter of 2004

•	Acquired a total of 89 self-storage facilities for $303.2 million

•	Funds from operations (FFO) increased to $0.31 per share on a diluted basis

•	Declared quarterly distribution of $0.28 per share
Cleveland, OH, November 10, 2005 — U-Store-It Trust (the “Company”) (NYSE: YSI), a self-administered and self-managed real estate investment trust focused primarily on self-storage facilities, announced today results for the three and nine months ended September 30, 2005.
U-Store-It Trust commenced operations on October 21, 2004 in conjunction with a series of transactions leading to the completion of its initial public offering. Financial statements included in this release include the results of operations of the Company for the three months and nine months ended September 30, 2005, and the results of operations of Acquiport/Amsdell, the Company’s predecessor (the “Predecessor”), for the three months and nine months ended September 30, 2004. Internally, the Company uses combined reporting to evaluate its operating performance and believes that this presentation will provide investors with additional insight into its financial results. At September 30, 2005 and 2004, the Company/Predecessor owned interests in 323 and 155 self-storage facilities, respectively.
Financial and Operating Results
Total revenues for the three months ended September 30, 2005 increased 85.4% to $41.3 million, compared to total revenues of $22.3 million for the Predecessor for the same period in 2004. Revenues increased primarily due to the acquisition of 46 facilities in the fourth quarter of 2004, the acquisition of 126 facilities in the first nine months of 2005 and an increase in the Company’s same-store revenues.
Total operating expenses for the three months ended September 30, 2005 increased to $29.2 million, compared to $14.4 million for the same period in 2004. The increase in operating expenses is primarily due to portfolio expansion from recent acquisitions and the addition of general and administrative expenses. General and administrative expenses began with the Company’s initial public offering in October 2004 and replaced management fees previously incurred by the Predecessor. General and administrative expenses for the three months ended September 30, 2005 included items related to being a public company including professional service fees, regulatory fees, administrative salaries, audit fees, consulting fees, independent board of trustees fees, and investor relations costs.
Net income increased $4.0 million for the three months ended September 30, 2005 to $1.7 million, compared to a net loss of $2.3 million for the Predecessor for the same period in 2004. This increase was primarily due to increased operating income of $4.2 million for the third quarter of 2005 compared to the third quarter of 2004, and decreased loan procurement expense of $2.4 million, offset by increased interest expense of $2.4 million for the third quarter of 2005.
The Company’s total revenue for the nine months ended September 30, 2005 increased 63.7% to $104.8 million, from $64.0 million for the Predecessor for the same period in 2004. Revenues increased primarily due to the acquisition of 46 facilities in the fourth quarter of 2004, the acquisition of 127 facilities in the first nine months of 2005 and an increase in the Company’s same-store revenues. The Company’s total operating expenses for the nine months ended September 30, 2005 was $75.0 million, compared to $42.3 million for the Predecessor for the same period in 2004.
The Company’s net income for the nine months ended September 30, 2005 increased $5.9 million to $5.5 million, compared to a net loss of $0.4 million for the Predecessor for the same period in 2004. This increase was primarily due to increased operating income of $8.0 million for the nine months ended September 30, 2005 compared to same period in 2004, and decreased loan procurement expense of $3.8 million, partially offset by increased interest expense of $5.6 million for the nine months ended September 30, 2005.
Occupancy at September 30, 2005 for the total portfolio was 83.5%.
The weighted average number of diluted shares outstanding for the three months ended September 30, 2005 was 37,634,000 and for nine months ended September 30, 2005 was 37,554,000.
Same-Store Operations
Total same-store revenues for the three months ended September 30, 2005, which reflected a portfolio of 153 facilities, increased 1.8% to $22.6 million, compared to $22.2 million for the same period in 2004. Approximately $0.1 million of this increase was attributable to increased occupancy and $0.3 million of this increase was attributable to increased rents. As a result of the damage sustained at the Company’s Waveland, Mississippi facility from Hurricane Katrina, the Company adjusted the number of facilities in its same-store analysis downward to 153 from 154 facilities in the previous quarter. The Company does not anticipate that the effects of Hurricane Katrina will have a material effect on the overall results of operations.
Same-store property operating expenses for the three months ended September 30, 2005 decreased 1.4% to $7.7 million, from $7.8 million for the same period in 2004. This decrease was primarily attributable to lower marketing and other operating expense, partially offset by increased payroll expense.
Total same-store revenues for the nine months ended September 30, 2005 increased 4.8% to $66.7 million, compared to $63.7 million for the same period in 2004. This increase was primarily attributable to increased rents. Same-store property operating expenses for the nine months ended September 30, 2005 decreased 2.7% to $22.8 million compared to $23.8 million for the same period in 2004. This decrease was primarily attributable to lower marketing, insurance and other operating expense, partially offset by increased payroll expense.
Same-store portfolio is defined to consist of only those facilities owned by the Company at the beginning and at the end of the applicable periods presented. The Company considers the following same-store presentation to be useful to investors in evaluating its performance, because it provides information relating to changes in facility-level operating performance without taking into account the effects of acquisitions, developments or dispositions. The following table sets forth operating data for the same-store portfolio for the periods presented.
Same-Store Facility Results

	Three months ended			Nine months ended
	September 30,			September 30,
			Percent			Percent
($ in thousands)	2005	2004	Change	2005	2004	Change

Same-store revenues	$22,550	$22,150	1.8%	$66,725	$63,650	4.8%
Same-store property operating expenses	7,727	7,838	(1.4%)	22,793	23,435	(2.7%)

Non same-store revenues	18,753	131		38,077	362
Non same-store property operating expenses	6,935	41		14,679	129

Total revenues	41,303	22,281		104,802	64,012
Total property operating expenses	14,662	7,879		37,472	23,564

Number of facilities included in same-store analysis	153		153

Funds from Operations (“FFO”)
FFO attributable to common shareholders for the three months ended September 30, 2005 was $11.6 million, or $0.31 per share. FFO attributable to common shareholders for the nine months ended September 30, 2005 was $31.5 million, or $0.84 per share. A reconciliation of net income to FFO is provided in the financial statement section of this press release.
Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”). The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, and is not indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
Acquisition Activities
During the third quarter of 2005, the Company increased the number of facilities owned and managed to 323 by completing the acquisition and consolidation of the following facilities:
•	Acquisition of Tempe, Arizona Storage Facility. On July 11, 2005, the Company acquired one self-storage facility from Shurgard Storage for approximately $2.9 million. This facility contains approximately 54,000 rentable square feet.

•	Acquisition of Clifton, New Jersey Facility. On July 15, 2005, the Company acquired one self-storage facility from Self Storage Plus for approximately $16.8 million. This facility contains approximately 106,000 rentable square feet.

•	Acquisition of National Self Storage Portfolio. On July 26, 2005, the Company completed the acquisition of 71 self-storage facilities from various partnerships and other entities affiliated with National Self Storage and the Schomac Group, Inc., or “National Self Storage,” for aggregate consideration of approximately $212.0 million. The purchase price was subsequently adjusted to $214.5 million, primarily for a fair market value adjustment of debt. The Company now operates two of these facilities as one facility. The facilities total approximately 3.7 million rentable square feet and includes self-storage facilities located in the Company’s existing markets in Southern California, Arizona and Tennessee and in new markets in Texas, Northern California, New Mexico, Colorado and Utah.

•	Acquisition of Elizabeth and Hoboken, New Jersey Properties. On August 4, 2005, the Company acquired two self-storage facilities for an aggregate purchase price of approximately $8.2 million. These facilities total approximately 74,000 rentable square feet.

•	Acquisition of Colorado Portfolio. On September 22, 2005, the Company acquired seven self-storage facilities located in Colorado for an aggregate purchase price of $19.5 million. These facilities total approximately 317,000 rentable square feet.

•	Acquisition of Miami, Florida Facilities. On September 27, 2005, the Company acquired two self-storage facilities located in Miami, Florida for an aggregate purchase price of $17.8 million. These facilities total approximately 151,000 rentable square feet. The Company now operates these two facilities as one facility.

•	Acquisition of Pensacola, Florida Facility. On September 27, 2005, the Company acquired one self-storage facility located in Pensacola, Florida for a purchase price of approximately $7.9 million. This facility contains approximately 79,000 rentable square feet.

•	Acquisition of Texas Portfolio. On September 27, 2005, the Company acquired four self-storage facilities located in Texas, for an aggregate purchase price of $15.6 million. These facilities total approximately 227,000 rentable square feet. The Company also has agreed to acquire from this seller an additional eight self-storage facilities, for an aggregate purchase price of approximately $46.2 million, which the Company expects to acquire during the first half of 2006.
Through November 10, 2005, the Company has increased the number of facilities owned and managed to 330 by completing the acquisition and consolidation of the following facilities:
•	Acquisition of Dallas, Texas Facilities. In October 2005, the Company acquired six self-storage facilities from Advantage Self-Storage for consideration of approximately $17.6 million, consisting of approximately $12.5 million in cash and the assumption of approximately $5.1 million of indebtedness. The facilities total approximately 315,000 rentable square feet.

•	Acquisition of Jacksonville, Florida Facility. On November 1, 2005, the Company acquired one self-storage facility from Climatized Self Storage for a purchase price of approximately $7.2 million. This facility contains approximately 79,000 rentable square feet.

Capital Markets Activity
On October 7, 2005, the Company completed a secondary public offering, pursuant to which the Company sold an aggregate of 19,665,000 common shares (including 2,565,000 common shares pursuant to the exercise of the underwriters’ option) at an offering price of $20.35 per share, for gross proceeds of $400.2 million.
Financing Activities
In July 2005, an indirect subsidiary of the Company entered into a fixed rate mortgage loan agreement with Lehman Brothers Bank in the principal amount of $80 million. The mortgage loan, which is secured by 24 of the Company’s self-storage facilities, bears interest at 5.13% and matures in August 2012.
In August 2005, an indirect subsidiary of the Company entered into a fixed rate mortgage loan agreement with LaSalle Bank National Association in the principal amount of $80 million. The mortgage loan, which is secured by 28 of the Company’s self-storage facilities, bears interest at 4.96% and matures in September 2012.
In November 2005, an indirect subsidiary of the Company entered into a fixed rate mortgage loan with Transamerica Financial Life Insurance Company, a subisidary of AEGON USA Realty Advisors, Inc., in the principal amount of $72.5 million. The mortgage loan, which is secured by 38 of the Company’s self-storage facilities, bears interest at 5.97% and matures in November 2015.
Management Comment
Robert J. Amsdell, Chairman and Chief Executive Officer, commented “The expansion of our self-storage facilities portfolio and the solid same store results contributed to our record third quarter results. We are well on the way toward successfully integrating the National Self Storage portfolio and look forward to increasing occupancy across these assets. With the October common share offering, we are well positioned to continue to acquire earnings-accretive facilities in our target markets.”

Earnings Guidance
The Company is issuing updated FFO guidance for the fourth quarter of 2005 in the range of $0.25 - $0.27 per diluted share and for 2006 the Company is issuing FFO guidance in the range of $1.30 - $1.40. Following is a reconciliation of the calculation of net income per share to FFO per share:

Guidance Range for 2006	Low	High

Diluted EPS	$0.15	$0.25
Plus: Real Estate Depreciation	$1.15	$1.15

Diluted FFO per share	$1.30	$1.40

     The guidance ranges include the effects of $100 million of facility acquisitions in the fourth quarter of 2005 and $500 million in 2006. The guidance range does not include the effects of any future impairments that could arise as a results of either sales or market conditions, or by changes in holding periods.

Guidance Range for fourth quarter 2005	Low	High

Diluted EPS	$0.02	$0.04
Plus: Real Estate Depreciation	$0.22	$0.22

Diluted FFO per share	$0.24	$0.26

The guidance ranges include the effects of $100 million of facility acquisitions in the fourth quarter of 2005. The guidance range does not include the effects of any future impairments that could arise as a results of either sales or market conditions, or by changes in holding periods.
Conference Call
Management will host a conference call at 9:00 a.m. ET on Friday, November 11, 2005 to discuss third quarter 2005 financial results. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.u-store-it.com. The dial-in numbers are (800) 810-0924 for domestic callers, and (913) 981-4900 for international callers. The reservation number for both is 9541780. After the live Web cast, the call will remain available on U-Store-It’s web site for one month. In addition, a telephonic replay of the call will be available until November 25, 2005. The replay dial-in number is (888) 203-1112 for domestic callers and (719) 457-0820 for international callers and the reservation number for both is 9541780.

About U-Store-It Trust
U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily-accessible and secure storage space for residential and commercial customers. According to the Self-Storage Almanac, U-Store-It Trust is one of the top five owners and operators of self-storage facilities in the United States.
Forward Looking Statements
Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; increases in interest rates and operating costs; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; changes in real estate and zoning laws or regulations; risks related to natural disasters; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K, which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”)
CONSOLIDATED BALANCE SHEET
September 30, 2005 and December 31, 2004
($ in Thousands)
(unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Storage facilities — net	$1,141,895	$729,155
Cash	14,814	28,485
Other assets	35,423	18,234

TOTAL	$1,192,132	$775,874

LIABILITY AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$108,300	$—
Loans payable	632,660	380,496
Other liabilities	38,304	24,936
Minority interest	14,799	11,062
Conditionally redeemable operating partnership units	64,158	—
Shareholders’ equity	333,911	359,380

TOTAL	$1,192,132	$775,874

U-STORE-IT TRUST AND SUBSIDIARIES (THE “COMPANY”) AND
ACQUIPORT/AMSDELL (THE “PREDECESSOR”)

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(unaudited)
($ and shares in thousands, except per share data)

	The	The	The	The
	Company	Predecessor	Company	Predecessor
	Three Months Ended		Nine Months Ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004

REVENUES:
Rental income	$38,561	$21,277	$97,638	$61,029
Other property related income	2,742	1,004	7,164	2,983

Total revenues	41,303	22,281	104,802	64,012
OPERATING EXPENSES:
Property operating expenses	14,662	7,879	37,472	23,564
Depreciation	10,868	5,322	27,633	15,309
General and administrative	3,686	—	9,940	—
Management fees—related party	—	1,185	—	3,425

Total operating expenses	29,216	14,386	75,045	42,298
OPERATING INCOME	12,087	7,895	29,757	21,714
OTHER EXPENSE:
Interest expense	(9,706)	(7,298)	(22,655)	(17,038)
Loan procurement amortization expense	(570)	(2,935)	(1,328)	(5,153)
Other	49	67	63	67

Total other expense	(10,227)	(10,166)	(23,920)	(22,124)
INCOME (LOSS) BEFORE MINORITY INTEREST	1,860	(2,271)	5,837	(410)
MINORITY INTEREST	(195)	—	(351)	—

NET INCOME (LOSS)	$1,665	$(2,271)	$5,486	$(410)

Basic income per share	$0.04		$0.15

Diluted income per share	$0.04		$0.15
Weighted-average basic common shares outstanding
	37,492		37,492

Weighted-average diluted shares outstanding	37,634		37,554

Distributions declared per share of common stock	$0.28		$0.84

NON-GAAP FINANCIAL MEASURES — COMPUTATION OF FUNDS FROM
OPERATIONS (“FFO”) (1)

	The Company	The Predecessor	The Company	The Predecessor

	Three months ended September 30,		Nine months ended September 30,
($ in thousands, except per share amounts)	2005	2005	2005	2005

Net income (loss)	$1,665	$(2,271)	$5,486	$(410)
Plus:
Depreciation	10,868	5,322	27,633	15,309
Minority interest	195	—	351	—

FFO — Operating Partnership	$12,728	$3,051	$33,470	$14,899

FFO — Allocable to minority interest	$1,173		$2,011

FFO — attributable to common shareholders	$11,555		$31,459

Weighted-average diluted share outstanding	37,634		37,554

Funds from operations per share	$0.31		$0.84

Reconciliation of Dilutive Income per Share to Funds from Operations per share:

Dilutive income per share	$0.04		$0.15
Adjustments:
Depreciation	0.29		0.74
Funds attributable to minority shareholders	(0.02)		(0.05)

Funds from operations per share	$0.31		$0.84

(1)	Funds from Operations (“FFO”), is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The Company calculates FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”). The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Given the nature of its business as a real estate owner and operator, the Company believes that FFO is helpful to management and investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of its financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of its liquidity, and is not indicative of funds available to fund its cash needs, including its ability to make distributions. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the White Paper definition or that interpret the White Paper definition differently than the Company does.